Exhibit 99.1

For More Information Contact:

Investor Relations	Media:
Ingram Micro Inc.	Rekha Parthasarathy (714) 382-1319
Ria Marie Carlson (714) 382-4400	rekha@ingrammicro.com
ria.carlson@ingrammicro.com

Kay Leyba (714) 382-4175
kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS SECOND QUARTER 2009 RESULTS

Gross margins hit highest second-quarter level in 11 years
Record cash balance exceeds debt by nearly $1 billion

SANTA ANA, Calif., July 30, 2009 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the second quarter of 2009, ended July 4, 2009.

“The company’s focus on return on invested capital, sustainable profitability and productivity has served us well,” said Gregory Spierkel, chief executive officer.  “We ended the quarter with a record cash balance and the highest second-quarter gross margin in 11 years, providing a solid foundation for the future.”

Worldwide sales for the second quarter were $6.58 billion, a 25-percent decrease from $8.82 billion in the prior-year period, primarily attributable to weaker demand caused by the worldwide economic downturn.  The translation impact of the relatively weaker foreign currencies had an approximate seven-percentage-point negative effect on the year-over-year comparison.  Sequentially, sales declined two percent from the first quarter, which is relatively consistent with historical seasonal norms over the last several years.

Net income for the second quarter was $25.3 million, or $0.15 per diluted share, which includes costs of approximately $0.05 per diluted share related to expense-reduction programs and a goodwill impairment charge.  In the 2008 second quarter, net income was $58.9 million, or $0.35 per diluted share, which also included costs related to expense-reduction programs totaling $0.03 per diluted share.

“I continue to be pleased with our performance in this difficult economic environment,” added Spierkel.  “Since we first experienced the effects of the downturn early last year, we have focused on operational improvements directly within our control – such as managing working capital and expenses, shedding underperforming operations and enhancing gross margins – which are generating visible results.  With many of the improvements behind us, we are now in a position to leverage our strong balance sheet and improved infrastructure to begin driving towards pre-recession operating levels. ”

Additional Second Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com ..

2-2-2 Ingram Micro Reports Second Quarter 2009 Results

Regional Sales:

o
North American sales were $2.74 billion (41 percent of total revenues), a decrease of 22 percent versus the $3.52 billion reported a year ago, reflecting the impact of the region’s weakened economy and the company’s focus on more profitable sales opportunities during the quarter.

o
Sales in the EMEA region were $2.01 billion (31 percent of total revenues), a decrease of 32 percent compared to the prior-year quarter.  The translation impact of the relatively weaker European currencies had an approximate 12-percentage-point negative effect on comparisons to the $2.96 billion in sales reported in 2008.  The year-over-year sales decline is primarily attributable to soft demand caused by the weakened European economies, the exit of unprofitable businesses during the prior 12 months and a focus on more profitable sales opportunities.

o
Asia-Pacific sales were $1.50 billion (23 percent of total revenues), a decrease of 21 percent versus the $1.90 billion reported in the second quarter of 2008.  The translation impact of the relatively weaker regional currencies had an approximate 9-percentage-point negative effect on comparisons to the prior year.  The year-over-year decline is primarily attributable to weaker demand caused by the softer regional economies.

o
Latin American sales were $322 million (5 percent of total revenues), a decrease of 27 percent compared to the $438 million reported a year ago. The translation impact of the relatively weaker regional currencies had an approximate 13-percentage-point negative effect on comparisons to 2008’s second quarter.  Weaker economies also dampened sales in most of the region’s markets.

Gross margin

Gross margin was 5.87 percent, an improvement of 34 basis points compared to the prior-year quarter, driven by the company’s recent efforts to shed underperforming businesses, pursue an improved mix of higher-margin accounts and products, control margin leakage and enhance its service-based revenues.

Operating expenses

Total operating expenses were $345.1 million or 5.25 percent of revenues, which included $7.4 million (0.11 percent of revenues) in severance and other costs associated with the company’s expense-reduction programs and $2.5 million (or 0.04 percent of revenues) in impairment of goodwill associated with the company’s acquisitions in Asia-Pacific during the second quarter.  In the year-ago quarter, operating expenses were $394.2 million or 4.47 percent of revenues, which included $7.7 million (0.09 percent of revenues) in expense-reduction program costs.  Contributing to the $49.1 million year-over-year decline is the translation effect of weaker foreign currencies, which had an approximate $27 million favorable impact on operating

3-3-3 Ingram Micro Reports Second Quarter 2009 Results

expenses relative to the prior year, as well as the benefit of the company’s expense-reduction initiatives implemented over the past five quarters.  The increase in operating expenses as a percent of revenues is primarily a result of sales declining at a more rapid pace than expense reductions.

Operating income

Worldwide operating income was $41.0 million or 0.62 percent of revenues, which included a combined charge of $9.9 million (0.15 percent of revenues) in expense-reduction program costs and goodwill impairment, as noted above.  In the prior-year quarter, operating income was $93.2 million or 1.06 percent of revenues, which included $7.7 million (0.09 percent of revenues) in expense-reduction program costs.

o
North America operating income was $9.1 million or 0.33 percent of revenues, which included $5.3 million (0.19 percent of revenues) in expense-reduction program costs.  In the year-ago quarter, operating income was $44.4 million or 1.26 percent of revenues, which included $0.9 million (0.03 percent of revenues) in expense-reduction program costs.  The region’s operating income was negatively impacted by revenue declining at a greater rate than expense reductions, as well as losses in the region’s consumer electronics units.

o
EMEA operating income was $10.2 million or 0.51 percent of revenues, which included $1.5 million (0.07 percent of revenues) in expense-reduction program costs.  In the year ago quarter, operating income was $15.7 million or 0.53 percent of revenues, which included $6.8 million (0.23 percent of revenues) in expense-reduction program costs.  While weak European economies continue to dampen sales, the region has mitigated the impact on profitability through targeted cost reduction actions, pricing discipline and a focus on a more profitable business mix.

o
Asia-Pacific operating income was $22.8 million, or 1.52 percent of revenues, which included $0.5 million (0.04 percent of revenues) in expense-reduction program costs and goodwill impairment of $2.5 million (0.17 percent of revenues), compared to operating income of $32.7 million or 1.72 percent of revenues in the year-ago quarter.  The region was able to reduce expenses in advance of the economic downturn, maintaining strong profitability.

o
Latin America operating income was $5.2 million, or 1.60 percent of revenues, which includes $0.1 million (0.02 percent of revenues) in expense-reduction program costs.  In the year-ago quarter, operating income was $7.2 million or 1.65 percent of revenues.  Like the Asia Pacific region, Latin America was able to maintain profitability by adjusting expenses before sales were affected by the weak economy.

o	Stock-based compensation expense, which amounted to $6.3 million in the current quarter and $6.7 million in the prior year quarter, is presented as a separate reconciling amount in the company’s

4-4-4 Ingram Micro Reports Second Quarter 2009 Results

segment reporting in both periods.  As such, these expenses are not included in the regional operating results, but are included in the worldwide operating results.
▪
Other income and expense for the quarter was $6.7 million versus $10.8 million in the year-ago period, primarily driven by higher net cash levels (cash less debt outstanding) and lower average interest rates.

▪	The effective tax rate for the quarter was 26 percent, compared to an effective tax rate of 28.5 percent in the year-ago quarter.

▪	Total depreciation and amortization was $17.3 million.

▪	Capital expenditures were $15.5 million.

Balance Sheet

▪	The balance of cash and cash equivalents at the end of the quarter was slightly more than $1.3 billion, an increase of $553 million over the year-end balance.

▪	Total debt was $335 million, a decrease of $144 million from year-end. Debt-to-capitalization was 11 percent versus 15 percent at the end of 2008.

▪	Inventory was $1.86 billion or 27 days on hand compared to $2.31 billion or 28 days on hand at the end of the year.

▪	Working capital days were 19, a 3-day improvement compared to year-end 2008 and a 4-day improvement versus the second quarter of last year.

“The continued discipline of our operating units in this environment is a priority,” said William Humes, senior executive vice president and chief financial officer.  “Despite weak demand, gross margin was at the highest second quarter level since the late 1990s.  Our expense-reduction efforts are on track and we’re beginning to see some of the benefits of these actions.  All our regions remain profitable, with Latin America delivering operating margins close to last year’s level.  We managed working capital days to near-record low levels, which we expect will return to our normal range of 22 to 26 days in the coming quarters.  Our record cash balance exceeds debt by nearly $1 billion, providing the flexibility to pursue a variety of opportunities in the months ahead.”

Six-Month Period

For the six months ended July 4, 2009, worldwide sales were $13.32 billion, a 23-percent decrease from the $17.39 billion reported a year ago, reflecting the weaker economic environment and an approximate seven-percentage-point unfavorable translation impact of weaker foreign currencies.  Regional sales were $5.51 billion for North America (a 19-percent decrease versus the prior-year period); $4.28 billion for Europe (a decrease of

5-5-5 Ingram Micro Reports Second Quarter 2009 Results

29 percent); $2.89 billion for Asia-Pacific (a decrease of 22 percent); and $643 million for Latin America (a 24-percent decrease).

Worldwide operating income for the six-month period was $86.2 million, or 0.65 percent of revenues, which included expense-reduction program costs of $21.6 million (approximately 0.16 percent of revenues) and a goodwill impairment charge totaling of $2.5 million (approximately 0.02 percent of revenues).  In the year-ago period, operating income was $192.5 million, or 1.11 percent of revenues, which included expense-reduction program costs of $7.7 million (approximately 0.04 percent of revenues).

            Six-month net income was $52.8 million, or $0.32 per diluted share, which included expense-reduction program costs and a goodwill impairment charge totaling $17.6 million after tax or $0.11 per diluted share.  In the year-ago period, net income was $123.0 million, or $0.71 per diluted share, which included expense-reduction program costs of $5.5 million after tax or $0.03 per diluted share.

Outlook

“Looking to the third quarter,” said Spierkel, “we expect the overall demand environment to follow historical seasonal patterns.  While we do not anticipate an economic rebound in the near term, our larger regions will begin to leverage some of the benefits of our recent cost-reduction and operational-improvement actions.  Our efforts to protect return on invested capital and improve our business mix have delivered industry- leading balance sheet metrics and solid gross-margin performance but have also contributed to the sales decline in recent quarters.  We now plan to place a greater emphasis on securing incremental sales while maintaining our focus on operational excellence and profitability.

“In addition, we will continue to see progress on our expense-reduction efforts.  Last year’s expense-reduction program is realizing benefits of approximately $5 million per quarter, while our current program, which began in the fourth quarter of 2008, has realized about half of the quarterly savings of $25 million to $30 million expected by year-end.  Costs-to-date related to the current program are $28.4 million, and we expect total costs to be towards the low end of our previously announced range of $45 million to $65 million, with the remainder incurred by the end of the year.

“While the demand picture is not deteriorating, we believe that the road to recovery will be protracted over a number of quarters as unemployment weighs on the confidence levels of consumers and small businesses.  Our customers are fundamentally sound, but they remain understandably cautious until more economic indicators turn positive.  We believe we’re making the right moves to navigate this recovery period successfully and create a foundation for a more prosperous future.”

6-6-6 Ingram Micro Reports Second Quarter 2009 Results

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET.  To listen to the conference call Web cast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section).  The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries).

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about economic conditions, capital resources, cost reduction actions, revenues, operating income, margins, expenses, integration costs, operating efficiencies, profitability, market share and rates of return, are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations.  Ingram Micro disclaims any duty to update any forward-looking statements.  Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) difficult conditions in the global economy in general have affected our business and results of operations and these conditions are not expected to improve in the near future and may worsen; (2) changes in our credit rating or other market factors such as continued adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs through reduced access to capital, or it may increase our cost of borrowing; (3) our failure to adequately adapt to economic and industry changes and to manage prolonged contractions could negatively impact our future operating results; (4) if our business does not perform well, we may be required to recognize further impairments of our intangible or other long-lived assets or establish a valuation allowance against our deferred income tax assets, which could adversely affect our results of operations or financial condition; (5) we continually experience intense competition across all markets for our products and services, which may intensify in a more difficult global economy; (6) we operate a global business that exposes us to risks associated with international activities; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions and continued enhancements to information systems, processes and procedures and infrastructure on a global basis, which could disrupt our business and have an adverse effect on our operating results; (8) we are dependent on a variety of information systems and a failure of these systems could disrupt our business and harm our reputation and net sales; (9) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or operating margins and we may be required to pay additional tax assessments; (11) we cannot predict with certainty what loss we might incur as a result  of other litigation matters and contingencies that we may be involved with from time to time; (12) we may incur material litigation, regulatory or operating costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (13) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (14) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (15) we face a variety of risks with outsourcing arrangements; (16) changes in accounting rules could adversely affect our future operating results; (17) our quarterly results have fluctuated significantly; and (18) we are dependent on third-party shipping companies for the delivery of our products.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes intended to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial

7-7-7 Ingram Micro Reports Second Quarter 2009 Results

condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended January 3, 2009; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves approximately 150 countries and is the only global broad-based IT distributor with operations in Asia.  Visit www.ingrammicro.com.

# # #

© 2009 Ingram Micro Inc.  All rights reserved.  Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	July 4,	January 3,
	2009	2009

ASSETS
Current assets:
Cash	$1,315,771	$763,495
Trade accounts receivable, net	2,835,919	3,179,455
Inventory	1,855,466	2,306,617
Other current assets	352,966	425,270

Total current assets	6,360,122	6,674,837

Property and equipment, net	214,230	202,142
Other assets	228,294	206,494

Total assets	$6,802,646	$7,083,473

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,252,276	$3,427,362
Accrued expenses	386,956	485,573
Current maturities of long-term debt	77,003	121,724

Total current liabilities	3,716,235	4,034,659

Long-term debt, less current maturities	257,637	356,664
Other liabilities	57,170	36,305

Total liabilities	4,031,042	4,427,628

Stockholders' equity	2,771,604	2,655,845

Total liabilities and stockholders' equity	$6,802,646	$7,083,473

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	July 4, 2009		June 28, 2008

Net sales	$6,578,598		$8,816,615

Cost of sales	6,192,493		8,329,193
Gross profit	386,105		487,422

Operating expenses:
Selling, general and administrative	336,288	(a)	387,578	(a)
Impairment of goodwill	2,490	(a)	-
Reorganization costs	6,334	(a)	6,613	(a)
	345,112		394,191

Income from operations	40,993		93,231

Interest and other	6,745		10,755

Income before income taxes	34,248		82,476

Provision for income taxes	8,904		23,541

Net income	$25,344		$58,935

Diluted earnings per share	$0.15		$0.35

Diluted weighted average shares outstanding	164,888,168		170,239,703

(a)  See related footnotes on the succeeding schedule of supplementary information for the thirteen weeks ended July 4, 2009 and June 28, 2008.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Twenty-six Weeks Ended
	July 4, 2009		June 28, 2008

Net sales	$13,323,682		$17,393,932

Cost of sales	12,556,573		16,421,003
Gross profit	767,109		972,929

Operating expenses:
Selling, general and administrative	658,260	(a)	773,801	(a)
Impairment of goodwill	2,490	(a)	-
Reorganization costs	20,120	(a)	6,613	(a)
	680,870		780,414

Income from operations	86,239		192,515

Interest and other	14,366		23,478

Income before income taxes	71,873		169,037

Provision for income taxes	19,063		46,047

Net income	$52,810		$122,990

Diluted earnings per share	$0.32		$0.71

Diluted weighted average shares outstanding	163,537,398		172,343,947

(a)  See related footnotes on the succeeding schedule of supplementary information for the twenty-six weeks ended July 4, 2009 and June 28, 2008.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended July 4, 2009
		Operating		Operating
	Net Sales	Income		Margin

North America	$2,743,815	$9,121	(a)	0.33%
EMEA	2,011,605	10,228	(a)	0.51%
Asia-Pacific	1,501,178	22,794	(a)(b)	1.52%
Latin America	322,000	5,162	(a)	1.60%
Reconciling amount (stock-based compensation under SFAS 123R)	-	(6,312)		-

Consolidated Total	$6,578,598	$40,993	(a)(b)	0.62%

	Thirteen Weeks Ended June 28, 2008
		Operating		Operating
	Net Sales	Income		Margin

North America	$3,518,983	$44,380	(c)	1.26%
EMEA	2,955,209	15,669	(c)	0.53%
Asia-Pacific	1,904,144	32,699		1.72%
Latin America	438,279	7,232		1.65%
Reconciling amount (stock-based compensation under SFAS 123R)	-	(6,749)		-

Consolidated Total	$8,816,615	$93,231	(c)	1.06%

(a)  The thirteen weeks ended July 4, 2009 includes charges of $7,353 (0.11% of consolidated net sales) to operating expenses comprised of the following: (1) net charges of $5,275 in North America (0.19% of North America net sales),which included reorganization costs of $4,456 primarily related to employee termination benefits for workforce reductions and facility exit costs, and $819 charged to selling, general and administrative, or SG&A, expenses, for retention costs related to the reorganization program and accelerated depreciation of fixed assets associated with the exit of facilities; (2) net charges of $1,493 in EMEA (0.07% of EMEA net sales), which included reorganization costs of $1,293 related to employee termination benefits for workforce reductions and facility exit costs, and $200 primarily for consulting costs associated with the reorganization program charged to SG&A expenses; and (3) reorganization costs of $531 in Asia-Pacific (0.04% of Asia-Pacific net sales) and $54 in Latin America (0.02% of Latin America net sales) both related to employee termination benefits for workforce reductions.

(b)  The thirteen weeks ended July 4, 2009 also includes impairment of goodwill of $2,490 (0.04% of consolidated net sales and 0.17% of Asia-Pacific net sales) recorded to SG&A expenses related to the acquisitions of Value Added Distributors Limited, or VAD, and Vantex Technology Distribution Limited, or Vantex, during the thirteen weeks ended July 4, 2009.

(c)  The thirteen weeks ended June 28, 2008 includes charges of $7,707 (0.09% of consolidated net sales) to operating expenses comprised of the following: (1) net charges of $877 in North America (0.03% of North America net sales),which included reorganization costs of $1,407 for severance associated with the Company's targeted reduction of administrative and back-office positions in North America, and a credit adjustment of $530 for lower than expected costs to settle lease obligations related to previous actions; and (2) charges of $6,830 in EMEA (0.23% of EMEA net sales), which included reorganization costs of $5,736 related to employee termination benefits for workforce reductions associated with restructuring the regional headquarters in EMEA, and $1,094 for consulting and other costs related to the reorganization program charged to SG&A.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Twenty-six Weeks Ended July 4, 2009
		Operating		Operating
	Net Sales	Income		Margin

North America	$5,516,621	$21,912	(a)	0.40%
EMEA	4,277,774	25,346	(a)	0.59%
Asia-Pacific	2,885,824	36,624	(a)(b)	1.27%
Latin America	643,463	10,215	(a)	1.59%
Reconciling amount (stock-based compensation under SFAS 123R)	-	(7,858)		-

Consolidated Total	$13,323,682	$86,239	(a)(b)	0.65%

	Twenty-six Weeks Ended June 28, 2008
		Operating		Operating
	Net Sales	Income		Margin

North America	$6,809,164	$84,969	(c)	1.25%
EMEA	6,021,578	42,448	(c)	0.70%
Asia-Pacific	3,717,573	65,240		1.75%
Latin America	845,617	15,055		1.78%
Reconciling amount (stock-based compensation under SFAS 123R)	-	(15,197)		-

Consolidated Total	$17,393,932	$192,515	(c)	1.11%

(a)  The twenty-six weeks ended July 4, 2009 includes charges of $21,577 (0.16% of consolidated net sales) to operating expenses comprised of the following: (1) net charges of $11,470 in North America (0.21% of North America net sales), which included reorganization costs of $10,324 primarily related to employee termination benefits for workforce reductions and facility exit costs, and $1,146 charged to SG&A expenses for retention costs related to the reorganization program and accelerated depreciation of fixed assets associated with the exit of facilities; (2) net charges of $7,605 in EMEA (0.18% of EMEA net sales), which included reorganization costs of $7,294 related to employee termination benefits for workforce reductions and facility exit costs, and $311 primarily for consulting costs associated with the reorganization program charged to SG&A expenses; and (3) reorganization costs of $2,266 in Asia-Pacific (0.08% of Asia-Pacific net sales) and $236 in Latin America (0.04% of Latin America net sales) both related to employee termination benefits for workforce reductions.

(b)  The twenty-six weeks ended July 4, 2009 also includes impairment of goodwill of $2,490 (0.02% of consolidated net sales and 0.09% of Asia-Pacific net sales) recorded to SG&A expenses related to the acquisitions of VAD and Vantex during the second quarter of 2009.

(c)  The twenty-six weeks ended June 28, 2008 includes charges of $7,707 (0.04% of consolidated net sales) to operating expenses comprised of the following: (1) net charges of $877 in North America (0.01% of North America net sales), which included reorganization costs of $1,407 for severance associated with the Company's targeted reduction of administrative and back-office positions in North America, and a credit adjustment of $530 for lower than expected costs to settle lease obligations related to previous actions; and (2) charges of $6,830 in EMEA (0.11% of EMEA net sales), which included reorganization costs of $5,736 related to employee termination benefits for workforce reductions associated with restructuring the regional headquarters in EMEA, and $1,094 for consulting and other costs  associated with the reorganization program charged to SG&A.